                                                                  EXHIBIT 11.2

                         LANDSTAR SYSTEM, INC. AND SUBSIDIARY
                       CALCULATION OF DILUTED EARNINGS PER SHARE
                       (In thousands, except per share amounts)
                                       (Unaudited)


                                                  Fiscal Years Ended
                                       December 28,  December 29,  December 30,
                                          2002           2001          2000
                                       ------------  ------------  ------------


Net income                            $     49,221   $     42,794  $     45,194
                                      ============   ============  ============






Average number of common shares
    outstanding (1)                         16,141         16,672        17,562

  Plus: Incremental shares from
    assumed exercise of stock
    options (1)                                626            420           400
                                      ------------   ------------  ------------
Average number of common shares
    and incremental shares
    outstanding (1)                         16,767         17,092        17,962
                                      ============   ============  ============


Diluted earnings per share (1)        $       2.94   $       2.50  $       2.52
                                      ============   ============  ============


(1) All earnings per share amounts and average number of shares outstanding have been restated to give retroactive effect to a two-for-one stock split effected in the form of a 100% stock dividend declared July 17, 2002.


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